EXHIBIT 99.1

September 18, 2002

CHESAPEAKE CORPORATION REVISES FINANCIAL OUTLOOK

RICHMOND, Va. -- Chesapeake Corporation (NYSE: CSK) today announced that it has revised its outlook for full-year 2002.

The company now expects earnings before restructuring activities in the range of $1.30 to $1.50 per share and earnings before interest, taxes, depreciation and amortization (EBITDA) in the range of $120 million to $125 million. Chesapeake anticipates its paperboard packaging segment results will be impacted by delays in completing certain cost improvement projects in the international and branded products sector, continued price pressure in food packaging and lower sales volumes in technology related packaging.

"Although we are beginning to see the benefits of internal cost improvement projects, including a significant international and branded products plant consolidation effort in Scotland, the full impact of the benefits has been delayed and will be less than previously anticipated during 2002," said Thomas H. Johnson, Chesapeake's chairman, president & chief executive officer. "Overall sales volumes remain on target except in a few areas, such as technology, as we are in the seasonal peak of our year. Despite the reduction in expected earnings, cash flow and liquidity forecasts remain good as we closely monitor capital spending and working capital usage."

The revised outlook reflects the discontinuation of amortization of goodwill in accordance with FASB Statement No. 142 in the first quarter of 2002. The revised outlook does not reflect the potential impact of any acquisitions, divestitures or other structural changes in the company's operations that may be completed after the date of this release or fluctuations in foreign exchange rates.

Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging with headquarters in Richmond, Va. The company is one of Europe's premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets. Chesapeake has 48 locations in Europe, North America, Africa and Asia and employs approximately 5,900 people worldwide. The company's website address is http://www.cskcorp.com.

This news release, including the comments by Thomas H. Johnson, contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: competitive products and pricing; production costs, particularly for raw materials such as folding carton and plastics materials; fluctuations in demand; possible recessionary trends in U.S. and global economies; government policies and regulations affecting the environment; interest rates; fluctuations in foreign exchange rates; the ability of the company to remain in compliance with its debt covenants; and other risks that are detailed from time to time in reports filed by the company with the Securities and Exchange Commission.